As filed with the Securities and Exchange Commission on August 24, 1999
                                                Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                          --------------------------

                               PCB HOLDING COMPANY
             (Exact Name of Registrant as Specified in its Charter)
INDIANA                               6035                      35-2040715
(State of Incorporation)  (Primary Standard Classification      (IRS Employer
                                    Code Number)             Identification No.)

                                 819 MAIN STREET
                            TELL CITY, INDIANA 47586

   (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                   PCB HOLDING COMPANY 1999 STOCK OPTION PLAN
               PCB HOLDING COMPANY 1999 MANAGEMENT RECOGNITION AND
                                DEVELOPMENT PLAN

                            (FULL TITLE OF THE PLANS)

                                                 COPIES TO:
 CARL D. SMITH                                   ERIC S. KRACOV, ESQ.
 PRESIDENT AND CHIEF EXECUTIVE OFFICER           MULDOON, MURPHY & FAUCETTE LLP
 PCB HOLDING COMPANY                             5101 WISCONSIN AVENUE, N.W.
 819 MAIN STREET                                 WASHINGTON, D.C.  20016
 TELL CITY, INDIANA 47586                        (202) 362-0840
 (812) 547-7094

            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE,
                              INCLUDING AREA CODE)

============================================================================================================
                               CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
     TITLE OF CLASS OF                                                    ESTIMATED
     SECURITIES TO BE           PROPOSED AMOUNT     PROPOSED PRICE        AGGREGATE           AMOUNT OF
       REGISTERED              TO BE REGISTERED 1     PER SHARE        OFFERING PRICE 2    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE    55,545 SHARES 3       $10.125 4           $562,394           $157
============================================================================================================

1 TOGETHER WITH AN INDETERMINATE NUMBER OF ADDITIONAL SHARES WHICH MAY BE NECESSARY TO ADJUST THE NUMBER OF SHARES RESERVED FOR ISSUANCE PURSUANT TO THE PCB HOLDING COMPANY 1999 STOCK OPTION PLAN AND PCB HOLDING COMPANY 1999 MANAGEMENT RECOGNITION AND DEVELOPMENT PLAN (THE "1999 PLANS") AS THE RESULT OF A STOCK SPLIT, STOCK DIVIDEND OR SIMILAR ADJUSTMENT OF THE OUTSTANDING COMMON STOCK OF PCB HOLDING COMPANY PURSUANT TO 17 C.F.R. SECTION 230.416(A).
2  ESTIMATED SOLELY FOR PURPOSES OF CALCULATING THE REGISTRATION FEE.
3 PURSUANT TO 17 C.F.R. SECTION 230.4457(H)(1), REPRESENTS THE TOTAL NUMBER OF SHARES SUBJECT TO OPTIONS OR RESTRICTED STOCK AWARDS UNDER THE 1999 PLANS PRIOR TO ANY ADJUSTMENT AS PERMITTED UNDER THE 1999 PLANS.
4 CALCULATED USING THE MARKET VALUE OF THE COMMON STOCK ON AUGUST 23, 1999 AS DETERMINED BY THE CLOSING PRICE QUOTED ON THE NATIONAL DAILY QUOTATION SYSTEM "PINK SHEETS" FOR 55,545 SHARES FOR WHICH OPTIONS AND STOCK AWARDS MAY BE GRANTED UNDER THE 1999 PLANS.

   THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

NUMBER OF PAGES 28
EXHIBIT INDEX BEGINS ON PAGE 7

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the 1999 Plans required by Part I of the registration statement will be sent or given to the participants in the 1999 Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Certain Documents by Reference

         The following documents filed or to be filed with the SEC are incorporated by reference in this registration statement:

         (a) PCB Holding Company's (the "Company" or the "Registrant") Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, which includes the consolidated statements of financial condition of the Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended , together with the related notes and the report of Monroe Shine & Co., Inc., independent auditors dated January 29, 1999 filed with the SEC on March 26, 1999 (File No. 0-24135).

         (b) The Form 10-Q report filed by the Registrant for the fiscal quarter ended March 31, 1999 (File No.0-24135), filed with the SEC on May 14, 1999.

         (c) The Form 10-Q report filed by the Registrant for the fiscal quarter ended June 30, 1999 (File No.0-24135), filed with the SEC on August 16, 1999.

         (d)  The  description  of   Registrant's   common  stock  contained  in
Registrant's  Form 8-A (File  No.0-24135),  as filed with the SEC,  pursuant  to
Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder, on April 30, 1998 and declared effective on May 13, 1998, as incorporated by reference from the Registrant's Registration Statement on Form SB-2 (SEC No. 333-48191) as amended and declared effective on May 13, 1998.

         (e) All documents filed by the Registrant pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.   DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the common stock offered hereby has been passed upon by the firm of Muldoon, Murphy & Faucette LLP, Washington, D.C. for the Registrant.

      The financial statements incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 have been audited by Monroe Shine & Co., Inc., independent auditors, as stated in their reports, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the Indiana Business Corporation Law as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists.

      In accordance with the Indiana  Business  Corporation Law (being Title 23,
Article I, Chapter 37 of the Indiana Code), the Registrant's Articles of Incorporation provide as follows:

ARTICLE VIII

                                 INDEMNIFICATION

      SECTION 8.01. GENERAL PROVISIONS. The corporation shall, to the fullest extent to which it is empowered to do so by the Indiana Business Corporation Act or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a director, officer or employee of the corporation, or who, while serving as such director, officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the corporation, and in all other cases, was not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

      SECTION 8.02. INDEMNIFICATION AUTHORIZED. To the extent that a director, officer or employee of the corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in
Section 8.01 of this Article, or in the defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 8.01 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer or employee is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (b) if a quorum cannot be obtained under subdivision (a), by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (c) by special legal counsel: (i) selected by the board of directors or its committee in the manner prescribed in subdivision (a) or (b), or (ii) if a quorum of the board of directors cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or (d) by stockholders, but shares owned by or voted under the control of directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

      Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) to select counsel.

      SECTION 8.03. DEFINITION OF GOOD FAITH. For purposes of any determination under Section 8.01 of this Article, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 8.01 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (a) one or more officers or employees of the corporation or other enterprise whom he reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (c) a committee of the board of directors of the corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 8.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 8.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 8.01 of this Article.

      SECTION 8.04. ADVANCEMENT OF EXPENSES. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 8.02 of this Article, upon receipt of a written affirmation of the director, officer or employee's good faith belief that he has met the standard of conduct described in Section 8.01 of this Article and upon receipt of a written undertaking on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in this Article, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.

      SECTION 8.05. NON-EXCLUSIVITY. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the corporation's Bylaws, any resolution of the board of directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee, and shall inure to the benefit of the heirs, executors and administrators of such a person.

      SECTION  8.06.  VESTMENT  OF  RIGHTS.  The  right  of  any  individual  to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 8.01 of this Article and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

      SECTION 8.07. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under this Article.

      SECTION 8.08.  OTHER DEFINITIONS.

      For purposes of this Article, serving an employee benefit plan at the request of the corporation shall include any service as a director, officer or employee of the corporation which imposes duties on, or involves services by such director, officer or employee with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" referred to in this Article.

      For purposes of this Article, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding.

      For purposes of this Article, "official capacity," when used with respect to a director, shall mean the office of director of the corporation; and when used with respect to an individual other than a director, shall mean the office in the corporation held by the officer or the employment or agency relationship undertaking by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, except as set forth in Section 1 of this Article.

      SECTION 8.09. BUSINESS EXPENSES. Any payments made to any indemnified party under this Article under any other right of indemnification shall be deemed to be an ordinary and necessary business expense of the corporation, and payment thereof shall not subject any person responsible for the payment, or the board of directors, to any action for corporate waste or to any similar action.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

        3.1    Certificate of Incorporation of PCB Holding  Company.1
        3.2    Bylaws of PCB Holding Company.1
        4.1    PCB Holding Company 1999 Stock Option Plan
        4.2    PCB Holding Company 1999 Management Recognition and Development
               Plan
        5.0    Opinion of Muldoon,  Murphy & Faucette  LLP as to the legality of the Common Stock registered hereby.
       23.1    Consent of Muldoon, Murphy & Faucette LLP (contained in the opinion included as Exhibit 5)
       23.2    Consent of Monroe Shine & Co., Inc.
       24      Powers of Attorney (contained on the signature pages).
-----------------------

      1  Incorporated   herein  by   reference   from   Exhibits  3.1  and  3.2,
         respectively, contained in the Registration Statement on Form SB-2 (SEC No. 333-48191), filed with the SEC on March 18, 1998.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3)To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

      (4)That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

    The Registrant.

    Pursuant to the requirements of the Securities Act of 1933, as amended, PCB Holding Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tell City, State of Indiana, on August 24, 1999.

                                      PCB HOLDING COMPANY

                                      By:/s/ Carl D. Smith
                                         ---------------------------------------
                                         Carl D. Smith
                                         President and Chief Executive Officer

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Smith) constitutes and appoints Carl D. Smith and Mr. Smith hereby constitutes and appoints James L. Wittmer, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Name                            Title                           Date
    ----                            -----                           ----

/s/ Carl D. Smith             President and                      August 24, 1999
-----------------------       Chief Executive Officer
Carl D. Smith


/s/ Clarke A. Blackford       Treasurer and Corporate Secretary  August 24, 1999
-----------------------       (Principal Financial and
Clarke A. Blackford           Accounting Officer)


/s/ James L. Wittmer          Chairman of the Board              August 24, 1999
------------------------
James L. Wittmer

/s/ Howard L. Traphagen       Director                           August 24, 1999
--------------------------
Howard L. Traphagen


/s/ James G. Tyler            Director                           August 24, 1999
-------------------------
James G. Tyler


/s/ Daniel P. Lutgring        Director                           August 24, 1999
--------------------------
Daniel P. Lutgring


/s/ Marion L. Ress            Director                           August 24, 1999
--------------------------
Marion L. Ress